Exhibit 10.1

EXECUTION COPY

KIT digital FZ-LLC

KIT digital, Inc.

and

Content Solutions International N.V.

AGREEMENT ON THE SALE AND
PURCHASE OF SHARES IN
THE COMPANIES

26 June 2012

THIS AGREEMENT is made on 26 June 2012:

BETWEEN:

(1)	KIT digital FZ-LLC, a corporation duly incorporated under the laws of the Dubai Technology and Media Free Zone, Dubai, United Arab Emirates having its principal place of business at 2304A, Business Central Towers, Dubai Media City, Dubai UAE, ("Seller Dubai"); and

(2)	KIT digital, Inc., a corporation duly incorporated under the laws of the laws of the state of Delaware, with a place of business at 168 5th Ave, Suite # 301, New York, NY 10010-5952 ("Seller US"); and

(3)	Content Solutions International N.V., a corporation incorporated and registered under the laws of the Kingdom of the Netherlands, having its seat in Amsterdam, Keizersgracht 62, 1015 CS, the Netherlands, Registration number: 55571891 ("Purchaser");

BACKGROUND:

(A)	The Sellers are the owners of Shares in the Companies and wish to sell the Shares to the Purchaser on the terms set out in this Agreement.

(B)	The Purchaser wishes to purchase all the Shares in the Companies free of any Encumbrance on the terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In addition to the terms defined elsewhere in this Agreement, and unless the context otherwise requires:

"Accounting Standards" means the mandatory accounting principles and standards that apply to the Companies;

"Accounts" means the financial statements (i.e. balance sheet and cash flow statement) of the Companies for the period ending at the Accounts Date prepared in accordance with Accounting Standards, and attached as Schedule 1;

"Accounts Date" means 31 May 2012;

"Affiliate" means in relation to anybody corporate or its successors, any holding company or subsidiary of such body corporate or its successors, or any subsidiary of a holding company of such body corporate or its successors;

"Business" means the business of the Companies as conducted by the Companies at the Date of this Agreement;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are generally open for normal business in New York and in the Kingdom of the Netherlands;

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"Change of Control" means (a) the sale, transfer or other conveyance of all or substantially all of the assets of the Purchaser other than sales, transfers of assets and mergers and company transformations within the group of Companies, (b) the merger or consolidation of the Purchaser with or into any other person whereafter the stockholders of the Purchaser, immediately prior to such merger or consolidation, fail to ultimately own fifty per cent (50%) or more of the voting power of the surviving person, (c) the sale (whether through one sale or multiple sales to a single person or group of related persons during any period of time after the date hereof) by the stockholders of the Purchaser of an aggregate of fifty per cent (50%) or more of the capital stock (by voting power) of the Purchaser owned by such stockholders in the aggregate, immediately prior to such sale or sales or (d) the sale or exclusive licensing (whether through one sale or multiple sales to a single person or group of related persons during any period of time after the date hereof) of a majority of the assets of the Purchaser and the Companies taken as a whole. It is however agreed and understood that an event approved by Seller Dubai shall not constitute a Change of Control event.

"Companies" means the companies listed in Schedule 5, and a "Company" means any of them;

"Compensation" has the meaning given to it in Clause 7.1;

"Confidential Information" means all information of a confidential nature which is used in or otherwise relates to the Companies or their business, including but not limited to:

(a)	the accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Companies;

(b)	the marketing of goods or services, including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	the sale and purchase of the Shares under this Agreement and its other terms,

but excluding information made public with the prior consent of the Parties;

"Date of this Agreement" means the date on which the Parties duly executed this Agreement;

"Disclosure Letter" means the letter from the Sellers to the Purchaser in relation to the Sellers' Warranties of the same date as this Agreement and which has been delivered to the Purchaser before signing of this Agreement and is attached as Schedule 6;

"Earn-Out" means a series of payments as part of the Purchase Price hereunder to be made by Purchaser to Sellers in accordance with Clause 4.4. The initial payment shall be in an amount equal to $1,650,000 and all subsequent payments shall be $2,018,750 (“Base Payments”), except as otherwise adjusted pursuant to either the next sentence. The initial payment shall be adjusted (upward or downward) based on the percentage that the aggregate consolidated gross revenues of Purchaser and the Companies determined in accordance with GAAP during the period July 1, 2012 through November 30, 2012 are above or below 5/6th of the budgeted revenue amount for second half of the 2012 as set forth on Schedule 4.4. Base Payments shall be adjusted (upward or downward) based on the percentage that the aggregate consolidated gross revenues of Purchaser and the Companies determined in accordance with GAAP are above or below the budgeted revenue amount for such period set forth on Schedule 4.4; provided that if the initial payment or any Base Payment is at any time reduced below its then current amount (e.g., any reduction from a previously increased amount as result of a previous GAAP earnings based reduction) then all subsequent payments shall be increased by an amount equal such shortfall divided by the number of remaining payments to be made pursuant to Clause 4.4 assuming that no event occurs terminating the accrual of Earn-Out payments before January 1, 2017.

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"Employees" means the Companies' employees listed in Schedule 4, and an "Employee" means any of them;

"Encumbrance" means any encumbrance including, without limitation, a mortgage, pledge, attachment, note (or existence of other pending proceedings or litigation), unresolved restitution claim, easement, right of retention, assignment by way of security, option, retention of title, pre emptive right, right of first refusal, prescription of right, lease or any other right or preferential arrangement held, or obligation to create any of the foregoing, or a claim that could be raised, by a third party; regardless of whether these facts are obvious from a register or records;

"Formal Consummation" means the formal consummation of the sale of the Shares under this Agreement described in the Clause 5, which the parties acknowledge is ministerial in nature;

"Formal Consummation Actions Agreement" has the meaning ascribed to it in Clause 5.1;

"Formal Consummation Date" means the date when all actions under the Formal Consummation Actions Agreement are fully completed or such other date as may be agreed upon by the Purchaser and the Sellers in writing;

"Governmental Authority" means in relation to a person, any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of competent jurisdiction or other authority with binding jurisdiction over such person;

"Initial Purchase Price" has the meaning given to it in Clause 4.1;

"Intellectual Property Rights" means (i) patents, inventions, utility models, industrial designs, copyright and related rights, database rights, trade marks and trade names (whether registered or unregistered), and rights to apply for registration for any of the foregoing; (ii) proprietary rights in domain names; (iii) know-how and confidential information; (iv) applications, extensions and renewals in relation to any of these rights; and (v) all other rights of a similar nature or having an equivalent effect anywhere in the world;

"Intra-Group Debts" means all Companies' debts payable to the Sellers or their affiliates (other than Companies) as of the Date of this Agreement listed in Schedule 11;

"Maximum Amount" has the meaning ascribed to such term in Clause 4.4;

"Parties" means the parties to this Agreement and includes their respective successors;

"Purchase Price" means the sum of the Initial Purchase Price, the Second Payment and the Earn-Out;

"Purchaser's Bank Account" means Account 57.78.12.947, USD IBANNL67ABNA0577840576, ABN AMRO Bank N.V., Leidseplein 29, 1017 PS Amsterdam;

"Purchaser's Group" means the Purchaser and its holding company (if any) and any subsidiary of the Purchaser or such holding company (if any) or a person related to those companies and a "Purchaser's Group Companies" means any of them;

"Purchaser’s Warranties" means the statements of the Purchaser set out in Schedule 7;

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"Restricted Period" means the period of two (2) years commencing on the Date of this Agreement, or such shorter period of time recognised by applicable law;

“Second Payment” has the meaning ascribed to such term in Clause 4.1.2;

"Sellers" means collectively the Seller Dubai and the Seller US and a "Seller" means any of them;

"Sellers' Bank Account" means the bank account of the Sellers set out in Schedule 8;

"Sellers' Group" means the Sellers and their holding company or companies (if any) and any subsidiary of the Sellers (excluding the Companies) or such holding company or companies (if any) or a person related to those companies and a "Sellers' Group Companies" means any of them;

"Sellers' Warranties" means the statements of the Sellers set out in Schedule 9;

"Shares" means all issued and outstanding shares in the Companies owned by the Sellers, the details of which are set out in Schedule 5;

"Tax" or "Taxation" means without limitation and whatever the means by which it is levied all forms of statutory taxation, governmental, state and municipal impositions, duties contributions and levies including but not limited to any tax imposed on any income, withholding tax, value added tax ("VAT"), road tax, real estate tax, real estate transfer tax, gift tax, inheritance tax, excise duties, customs or other duty, employment related levies, including social security contributions and contributions to complementary welfare and health insurance, including both principal and potential related interest and penalties, levied elsewhere;

"Tax Sellers' Warranties" means the Sellers' Warranties contained in Paragraphs 10 and 11.8 of Schedule 9;

"USD" means the United States Dollar;

"Warranty Claim" means a claim for compensation in relation to any of the Sellers' Warranties being, or allegedly being, untrue, inaccurate, incomplete or misleading; and

"Warranty Tax Claim" means a Warranty Claim in relation to any of the Sellers' Tax Warranties being, or allegedly being, untrue, inaccurate, incomplete or misleading.

1.2	In this Agreement:

1.2.1	singular words include the plural and vice-versa and words in a particular gender include all genders, unless the context requires otherwise;

1.2.2	references to a "person" includes legal entities, associations and partnerships without legal personality and natural persons;

1.2.3	words "includes" or "including" must be construed without limitation;

1.2.4	a document is in an "agreed form" if it has been approved and initialled by each Party;

1.2.5	reference to any law shall include:

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1.2.5.1	that law as respectively amended, modified, consolidated or re-enacted from time to time; and

1.2.5.2	any law which that law re-enacts (with or without modification); and

1.2.5.3	any subordinate legislation made under that law (as so amended, modified, consolidated or re-enacted) in each case before the Date of this Agreement;

1.2.6	where any statement is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge" or any similar expression that statement shall include the knowledge the Sellers should have had as the owner of 100% of the Shares of the Companies, provided that, for avoidance of doubt, any matter known to Petr Stransky or members of the Companies management who remain with the Companies following the Date of this Agreement shall not be attributed to the Sellers, but will be deemed disclosed in the Disclosure Letter as contemplated by Clause 6.4;

1.2.7	references to Sections, Clauses and Schedules are references to the sections of, and the schedules to, this Agreement, unless the context requires otherwise;

1.2.8	Schedules form an integral part of this Agreement;

1.2.9	headings in this Agreement are for convenience only and do not affect interpretation of this Agreement; and

1.2.10	references to times of the day refer to the time in Prague (CET).

2.	SALE AND PURCHASE OF THE SHARES

2.1	On the terms of this Agreement, the Sellers hereby sell, and the Purchaser hereby purchases, all of Sellers right, title and beneficial interest in the Shares effective as of the Date of this Agreement. Legal title for the Shares of each of the Companies will remain with the Sellers until such time as certificates, where applicable, for such Shares are transferred of record to the Purchaser. All of the Shares will be transferred to the Purchaser free from Encumbrances and together with all rights attached to them at the Formal Consummation Date. The parties hereto acknowledge that the Formal Consummation is ministerial in nature and the Purchaser shall be entitled to the benefit of ownership of the Companies as of the Date of this Agreement as well as assume all obligations arising therefrom. With respect to any shares owned beneficially or of record by an Affiliate of Sellers, Sellers must ensure that such beneficial or of record ownership is transferred free from Encumbrances to the Purchaser so that the Purchaser becomes beneficial or of record owner of such shares.

2.2	Subject to Section 3.2.3, the Sellers shall procure that on or before Formal Consummation Date any and all rights of pre-emption over the Shares or any of them are waived irrevocably by the persons entitled thereto.

3.	EFFECTIVE DATE

3.1	The effective date of the transactions pursuant to this Agreement is the Date of this Agreement.

3.2	The Purchaser shall as from the Date of this Agreement assume full responsibility to:

3.2.1	operate and manage the Companies;

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3.2.2	provide the Companies with the funds required to conduct their business;

3.2.3	promptly prepare and, upon approval and execution by the Sellers, if applicable, file or otherwise process proxies and stock transfer documents;

3.2.4	take all actions reasonably necessary or appropriate to ensure that the Formal Completion occurs as soon as possible after the Date of this Agreement.

3.3	The Employees shall cease being considered by the Sellers or their Affiliates at the Date of this Agreement.

3.4	The Sellers shall as from the Date of this Agreement until Formal Consummation Date:

3.4.1	refrain from interfering with the Purchaser's management of the Companies;

3.4.2	issue proxies and other documents as prepared by the Purchaser and reasonably approved by the Sellers to allow the Purchaser to operate and manage the Companies;

3.4.3	cooperate with the Purchaser to effectuate the Formal Consummation;

3.4.4	subject to Clause 3.1, refrain from anything that could turn the Sellers' Warranties untrue, inaccurate, incomplete or misleading;

3.4.5	refrain from exerting any influence on the Companies except with the Purchaser's written consent and in accordance with such consent.

3.5	The Purchaser, and where applicable the Sellers too, shall as from the Date of this Agreement until Formal Consummation Date procure that the Companies:

3.5.1	do not pay any of the Intra-Group Debts;

3.5.2	allow the Parties and their agents, upon reasonable notice, access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Companies.

3.6	From the Date of this Agreement until Formal Consummation Date, the Sellers must promptly notify the Purchaser in writing if they become aware of the fact or circumstance which:

3.6.1	constitutes (or would after the lapse of time constitute) a breach of any of the obligations on the part of the Sellers under this Agreement or makes any Sellers' Warranty untrue, inaccurate, incomplete or misleading; or

3.6.2	would mean (or be likely to mean) that any of the Sellers' Warranties would be untrue, inaccurate, incomplete or misleading; or

3.6.3	might otherwise reasonably be expected to have an adverse effect on the financial condition, prospects or business (as presently carried on) of the Companies.

4.	PURCHASE PRICE

4.1	The consideration for the purchase of the Shares under this Agreement amounts to the sum of:

4.1.1	USD $250,000 (the "Initial Purchase Price");

4.1.2	USD $750,000 (the “Second Payment”); and

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4.1.3	the Earn-Out.

4.2	Within one (1) Business Day following the Date of this Agreement, the Purchaser shall:

4.2.1	instruct the bank maintaining the Purchaser's Bank Account to transfer from the Purchaser's Bank Account the amount of the Initial Purchase Price to the Sellers' Bank Accounts; and

4.2.2	deliver to the Sellers the written payment order for the bank maintaining the Purchaser's Bank Account; and

4.2.3	procure that the bank maintaining the Purchaser's Bank Account issues and delivers to the Sellers the written confirmation on payment of the amount of the Initial Purchase Price to the Sellers' Bank Accounts.

4.3	Prior to June 30, 2012, the Purchaser shall:

4.3.1	instruct the bank maintaining the Purchaser's Bank Account to transfer from the Purchaser's Bank Account the amount of the Second Payment to the Sellers' Bank Accounts; and

4.3.2	deliver to the Sellers the written payment order for the bank maintaining the Purchaser's Bank Account; and

4.3.3	procure that the bank maintaining the Purchaser's Bank Account issues and delivers to the Sellers the written confirmation on payment of the amount of the Second Payment to the Sellers' Bank Accounts.

4.4	The initial Earn-Out payment must be actually received by Sellers prior to December 31, 2012. Thereafter, within 30 days following each subsequent June 30th and December 31st, Purchaser will provide Seller Dubai with the calculation of the Earn-Out payment alongside an audit report on the period revenue. The Purchaser and Seller Dubai shall approve the amount of the Earn-Out payment and within 30 days following the approval the Purchaser will send to Sellers an amount equal to the Earn-Out payment then due. No further Earn-Out payments will accrue after the earlier of (a) January 1, 2017 (b) such time as Sellers have received aggregate Earn-Out Payments in an amount equal to $17,800,000 (as so adjusted, the “Maximum Amount”), or (c) the occurrence of a Change of Control; provided that all accrued but unpaid Earn-Out payments will remain due and payable.

4.5	Upon the occurrence of a Change of Control, Purchaser shall without undue delay either (i) pay to Seller Dubai an amount equal to the Maximum Amount less the aggregate Earn-Out payments made to Seller Dubai prior to such date, or (ii) arrange for a third person assuming all obligations hereunder to the Seller's Dubai satisfaction.

5.	FORMAL CONSUMMATION

5.1	The Parties shall agree on the steps to effectuate Formal Consummation ("Formal Consummation Actions Agreement") as soon as reasonably possible following the Date of this Agreement. The Formal Consummation Actions Agreement shall include the allocation of the Purchase Price to individual Shares and Sellers.

5.2	The individual actions of the Formal Consummation shall take place on a rolling basis with the final actions taking place and on the date and time as the Sellers and the Purchaser agree.

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5.3	If either the Sellers or the Purchaser fails to (i) agree on the terms of the Formal Consummation Actions Agreement, or (ii) comply with any material obligation under the Formal Consummation Actions Agreement, the other Party(ies) shall be entitled to claim damages, including lost profits, consequential damages.

5.4	The Parties shall provide each other with all necessary assistance and co-operation and, as need be, any documents necessary for successful Formal Consummation.

6.	SELLERS' WARRANTIES

6.1	The Sellers warrant to the Purchaser that, in all material respects, each of the Sellers' Warranties is true, accurate, complete and not misleading at the Date of this Agreement.

6.2	The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the Sellers' Warranties.

6.3	The Sellers' Warranties are provided to the Purchaser as the legal basis for making Warranty Claims and receiving the Compensation.

6.4	The Sellers' Warranties are given subject to matters fully and fairly disclosed in the Disclosure Letter with sufficient detail to identify the nature and scope of the matters disclosed. Except in relation to matters fairly disclosed in the Disclosure Letter, none of the Sellers' Warranties will be qualified by any actual, imputed or constructive knowledge on the part of Purchaser, its agents or advisers and no such knowledge shall prejudice or be used as a defence to any Warranty Claim or otherwise operate to reduce the amount recoverable; provided that anything that Petr Stransky and the members of the Companies' management knew or should have known shall be deemed to have been disclosed in the Disclosure Letter and Sellers’ Warranties shall be deemed modified as though such information was set forth in the Disclosure Letter.

6.5	Each of the Sellers' Warranties is separate and independent and is not limited by reference to any other Sellers' Warranty or by anything in this Agreement.

6.6	None of the Sellers' Warranties will be deemed in any way modified or discharged by reason of Formal Consummation.

7.	PURCHASER'S REMEDIES

7.1	If any of the Sellers' Warranties is materially untrue, inaccurate, incomplete or materially misleading as of the Date of this Agreement, the Sellers must pay the Purchaser the compensation ("Compensation"). The Compensation will be equal to an amount sufficient to put the Companies into the position which would have existed if the Sellers' Warranties had been true, accurate, complete and not misleading when given or repeated together with all costs, expenses and disbursements suffered or incurred, directly or indirectly, by the Purchaser or the Companies which would not have existed or arisen if the relevant Sellers' Warranty had not been untrue, incomplete, inaccurate or misleading.

7.2	In no event shall the Sellers have any liability from the Sellers' Warranties for lost profits, consequential damages.

7.3	The Sellers' obligation to pay the Compensation is the sole remedy that Purchaser has with respect to any breach of the Sellers’ Warranties.

7.4	The Sellers' obligation to pay the Compensation is subject to the limitations set out in Clause 8.

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8.	SELLERS' WARRANTIES LIMITS

8.1	The Sellers will not be liable in respect of any Warranty Claim:

8.1.1	if the fact, circumstance or occurrence giving rise to or forming the basis of the Warranty Claim has been fairly disclosed (or deemed disclosed) to the Purchaser in the Disclosure Letter;

8.1.2	to the extent that provision or allowance for the matter or liability has been made in the Accounts or is otherwise taken account of, or reflected in, the Accounts;

8.1.3	to the extent that the Warranty Claim would not have arisen but for a change in law made after the Date of this Agreement;

8.1.4	to the extent the liability of the Sellers in respect of the Warranty Claim is affected by any voluntary act of the Purchaser or of the Companies carried out on or after the Date of this Agreement but only in that extent.

8.2	The Sellers will not be liable for breach of any Sellers' Warranty unless a notice of the Warranty Claim is given by the Purchaser to the Sellers:

8.2.1	in the case of any Warranty Claim within one (1) year after the Date of this Agreement; and

8.2.2	in the case of any Warranty Tax Claim, within four (4) years after the Date of this Agreement unless the relevant Tax authority initiated any proceedings or Tax audit in relation to a matter constituting a claim under the Sellers' Tax Warranty before the expiry of that period of time in which case the Sellers shall cease to be liable for the relevant claim if the Purchaser does not serve the notice of the Warranty Claim on the Seller within seven (7) years after the Date of this Agreement.

8.3	The Sellers will not be liable for breach of any Sellers' Warranty in respect of any Warranty Claim:

8.3.1	where the liability in respect of any such Warranty Claim for which the Sellers would otherwise be liable (disregarding the provisions of this Clause 8.3) does not exceed USD 10,000; where the liability in respect of any such Warranty Claim exceeds USD 10,000, the Sellers will be liable for the whole amount of the Warranty Claim and not for the excess only; and

8.3.2	except to the extent that the aggregate amount of all Warranty Claims for which the Sellers would otherwise be liable subject to Clause 8.3.1 (disregarding the provisions of this Clause 8.3.2) exceeds USD 20,000; whereupon, the Sellers will be liable for the aggregate amount of all Warranty Claims and not for the excess only.

8.4	The aggregate liability of the Sellers in respect of all breaches of the Sellers' Warranties will not exceed the lesser of (a) 35% of the Purchase Price or (b) USD 70,000.

8.5	The Parties must take and procure that all reasonable steps are taken and all reasonable assistance is given in order to avoid or mitigate the amount of the Compensation.

8.6	The limitations contained in this Clause 8 will apply to all Warranty Claims, excepting only any Warranty Claim arising pursuant to Paragraphs 1, 3.8, 7, 13 of Schedule 9 or any Tax Warranty Claim to the extent that (and only to the extent that) such Warranty Claim or Tax Warranty Claim arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct, wilful concealment or gross negligence by the Sellers or any of their respective directors, officers, employees or persons in similar positions, where no limits apply.

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9.	PURCHASER'S WARRANTIES

9.1	The Purchaser warrants to the Sellers that, in all material respects, each of the Purchaser's Warranties is true, accurate, complete and not misleading at the Date of this Agreement.

10.	PURCHASER'S WARRANTIES LIMITS

10.1	Clause 8, 7.2 and 7.3 shall apply mutatis mutandis to the Purchaser's liability in respect of any claim from the Purchaser's Warranties.

11.	RESTRICTIONS ON THE SELLERS

11.1	The Sellers undertake that they will not and undertake to procure that no Sellers' Group Companies from time to time will:

11.1.1	during the Restricted Period, be concerned in any business carrying on business which is competitive or likely to be competitive with any of the businesses carried on by the Companies at the Date of this Agreement; or

11.1.2	during the Restricted Period, induce or attempt to induce any supplier of the Companies to cease to supply, or to restrict or vary the terms of supply, to the Companies; or

11.1.3	during the Restricted Period, induce or attempt to induce any key Employee of the Companies to leave the employment or a similar position of the Companies; or

11.1.4	during the Restricted Period, do anything with the intent of harming the reputation of the Companies; or

11.1.5	misuse Confidential Information.

11.2	The restrictions in Clause 11.1 shall not operate to prohibit the Sellers and any Sellers' Group Companies from:

11.2.1	holding or being interested in up to five (5) per cent of the registered capital of a company listed on any recognised stock exchange.

11.3	Each of the restrictions in Clause 11.1 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

11.4	If any of those restrictions is invalid but would be valid if some part of the restriction were deleted, the restriction shall apply with such modification as may be necessary to make it valid.

11.5	The Sellers acknowledge that the provisions of Clause 11.1 are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

12.	ADDITIONAL TERMS AND CONDITIONS

12.1	No more than 30 days after the Date of this Agreement, the Sellers and the Sellers' affiliates shall undertake the appropriate accounting and legal measures to eliminate the Intra-Group Debts. The Parties acknowledge and agree that the Earn-Out to be paid hereunder has been agreed upon in exchange for the cancellation of the Intra-Group Debts between the Companies and Sellers.

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12.2	Promptly following the Date of this Agreement, the Sellers and the Purchaser shall, or the Purchaser will procure that any of the Companies shall, enter into a reseller agreement in such form as shall be mutually agreed by the Parties ("Reseller Agreement").

12.3	Subject to the last sentence of this Section 12.3, the Purchaser and the Companies shall be entitled to use those current names of each of the Companies that include a word "KIT" and the domain names and e-mail addresses including “KIT” or any derivation thereof for a period of from the Date of this Agreement until December 31, 2012. If a Seller at any time changes its name or loses right to use “KIT” as part of its name, the Purchaser shall promptly change (and cause the Companies to change) the name of the Purchaser or the Companies, as applicable, whose current names include a word "KIT" to such name as the Purchaser shall in its sole discretion determine which does not include “KIT” or any derivation thereof. The Sellers grant the Purchaser a license to permit any of the Companies to use the name "KIT digital Content Solutions" in the form as used at the Date of this Agreement from the Date of this Agreement until December 31, 2012. Such license is non-assignable except for assignments within the Purchaser's Group. The license to use the name “KIT digital Content Solutions” shall immediately terminate if at any time Seller US is determined by any court to not legally be entitled to use the “KIT” name (or otherwise ceases to use the KIT name) and at such time Purchaser and the Companies shall immediate cease using “KIT” or any derivation thereof in their respective legal names, as part of any trade name, trademark, logo or otherwise.

12.4	The Purchaser and the Companies shall be entitled to use the Sellers' internal accounting and financial system until 31 March 2013 and the Sellers shall maintain the system and provide the Purchaser and the Companies with the support; provided that Purchaser shall promptly upon invoice reimburse Sellers the reasonable costs incurred by them in connection with the Purchaser and Companies to utilize such system and any support.

12.5	No more than 30 days after the Date of this Agreement, the Sellers shall transfer possession (and title if not already in the name of the Companies) of all equipment predominantly used by the Companies in Los Angeles, California, London and in Prague for no consideration to the Purchaser or a Company designated by the Purchaser. Promptly following the Date of this Agreement, the Sellers shall procure that their Affiliate enters into a sublease agreement regarding the lease of the Prague offices in the extent as currently used by the Companies with the Company selected by the Purchaser; provided that should the Sellers or their Affiliate enter into an agreement with the landlord of such offices to vacate such space, then the Purchaser shall either (a) enter into a lease directly with such landlord if it wishes to remain a tenant in such building or (b) vacate such offices no later than the date that Sellers or their Affiliates vacate them. The Sellers agree that the Companies will use the Sellers' or their Affiliate's offices in Singapore on substantially same terms as before the Date of this Agreement. The Sellers agree that the Companies will use the Sellers' or their Affiliate's offices in London on substantially same terms as before the Date of this Agreement during the period of three months following the Date of this Agreement.

12.6	Before the Date of this Agreement, the Sellers have assigned for no consideration all of their rights and obligations under the certain Securities Purchase Agreement dated as of 21 September 2011 between the Sellers and the stockholders of Digital Media Production a.s., a company existing under the laws of the Czech Republic ("DMP"), as such agreement is amended and in effect on the date hereof ("DMP SPA"), to KIT digital Content Solutions s.r.o. and arranged for that Brickbox UK assumed all of the Sellers' obligations under the DMP SPA. The Purchaser agrees to procure that the earn-out liability under the DMP SPA be paid and settle same if and when due. The Purchaser shall indemnify the Seller Dubai on a USD 1.00 one basis for any liability (including reasonable legal fees and expenses) if it fails to meet such obligation (without regard to baskets). The Purchaser covenants to run the DMP business as a stand-along unit with separate books and records (auditable by the Sellers) until such time as the Sellers are fully released from any further earn-out liability with respect to the DMP SPA.

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12.7	The Purchaser agrees to grant to the Sellers and any representative of the Sellers access to and the books and records of the Companies after the Date of this Agreement until such time that the Purchaser has paid the Purchase Price in full.

12.8	Within sixty (60) days following the Date of this Agreement, the Purchaser shall acquire and thereafter maintain until such time as the Earn-Out is paid in full and no further Earn-Out payments shall accrue pursuant to Clause 4.4, a term life insurance on the life of Petr Stransky in such amount as may be purchased from a reputable insurance company with annual premiums in an amount of around USD 50,000. In addition, until such time as the Earn-Out is paid in full and no further Earn-Out payments shall accrue pursuant to Clause 4.4 neither the Purchaser nor any of the Companies shall, without the prior written consent of Seller Dubai, (a) pay any dividends or make any distributions with respect to any securities of such entity other than to extract cash to be paid as the Earn-Out under this Agreement, (b) pay any compensation (directly or indirectly) to any senior officer of the Purchaser or any of the Companies above market rate compensation, or (c) engage in any transactions with the purpose of evading the obligation of the Purchaser to accrue or pay the Earn-Out in full and on a time basis. The Purchaser shall be responsible for ensuring that the Companies comply with the requirements of this Clause 12.8. Purchaser must notify Seller Dubai of any breach of the foregoing restrictions and Seller Dubai must provide the Purchaser with a reasonable period of time to remedy the breach. If the Purchaser fails to remedy the breach of the foregoing restrictions, all future Earn-Out payments will automatically become payable as if there has been a Change of Control event pursuant to Clause 4.5.

12.9	Without providing the Purchaser with at least twenty (20) days advance notice the Purchaser shall not engage in any transaction or series of transactions that would result in a Change of Control.

13.	EMPLOYMENT AND RELATED MATTERS

13.1	The employment of other persons may be transferred from the Sellers to one of the Companies upon the mutual agreement of the Sellers and the Purchaser.

13.2	Promptly following the Date of this Agreement, the Sellers must, or the Sellers must procure their Affiliate that upon termination of Consultancy Agreement with Mr. Petr Stransky, Mr. Petr Stránský will be paid severance pay in the amount of six (6) times average monthly fee paid to Mr. Petr Stránský during the term of the agreement.

13.3	All warrants outstanding, employee stock options and other incentive programs of the Sellers held by any Employee of the Companies at the Date of this Agreement (or those employees of Sellers or their Affiliates transferred by the Sellers or their Affiliates to a Company within thirty (30) days following the Date of this Agreement) shall continue as non-incentive stock options for the shorter period of (a) 12 months, (b) such period of time following the Date of this Agreement as the Purchaser and/or the Companies act as a reseller of KIT products pursuant to the Reseller Agreement, or (c) the date that any such person ceases to be employed by one the Companies.

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14.	DEBT AND GUARANTEES

14.1	Any shareholder loans, third party loans and other financing for borrowed monies provided to the Companies are set out in Schedule 11.

14.2	The Purchaser undertakes with the Sellers to procure, within seven (7) months from Date of this Agreement, the release of the Sellers from all guarantees, indemnities, bonds, letters of comfort, undertakings, licenses and other arrangements to which they or any of them are a party in respect of the Companies or their business or the leased properties (and to indemnify and hold harmless and to keep indemnified and held harmless on a continuing basis the Sellers from all claims, liabilities, costs and expenses (including without limitation, reasonable legal and other professional advisers' fees and disbursements) arising in respect or by reason thereof. During the period of time referred to above, the Sellers shall continue to support the Companies' bank financing to the extent that this will be required to maintain the Companies' current bank financing as at the the Date of this Agreement. The foregoing notwithstanding, without the prior written consent of Sellers, neither the Purchaser nor any of the Companies shall extend, renew or amend any obligation for which any of the Sellers are obligated under any guarantees, indemnities, bonds, letters of comfort, undertakings, licenses or other arrangements unless Sellers are released from any further liability thereunder from any after the date of such extension, renewal or amendment.

15.	CONFIDENTIALITY

15.1	Neither Party may communicate or disclose Confidential Information to any third party without the prior written consent of the other Party. This restriction does not apply to any disclosure:

15.1.1	required by law, by a ruling issued by a governmental authority, or by the listing authority or a stock exchange; the Party under obligation to make a disclosure must use its best efforts to notify the other Party before making the disclosure; or

15.1.2	made to either Party’s professional advisers if they are bound by confidentiality undertakings at least equivalent to those contained in this Agreement.

16.	ANNOUNCEMENTS

16.1	Without prejudice to Clause 15.1, no announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of a Party without the prior written approval of the other Party except to the extent required by applicable law or by the requirements of any exchange or market on which the common stock of Seller US is listed for trading.

17.	NOTICES

17.1	All notices or other communications under this Agreement must be in writing in the English language and must be:

17.1.1	delivered personally; or

17.1.2	sent by fax; or

17.1.3	sent by courier; or

17.1.4	sent by registered post

to the following persons and addresses:

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If to the Purchaser:	Content Solutions International N.V.
;;;	Keizersgracht 62, 1015 CJ,

the Netherlands

EUROPE

Fax: +31(0)20-5207577

Attn: Jop Fellinger

If to the Sellers:	KIT digital, FZ-LLC

c/o KIT digital, Inc.

168 5th Ave, Suite 301
New York, NY 10010-5952

Facsimile: +1 (212) 937-3999

Attn:	Barak Bar-Cohen, CEO

With a copy to: Pedley & Gordinier, PLLC

10600 Timberwood Circle, Unit 1

Louisville, KY 40223

Tel: +502-214-3141

Fax: +502-214-3121

Attn:	David M. Pedley

17.2	A Party may change its communication address for the purpose of this Agreement by giving a notice of such change to the other Party in accordance with the provisions of this Clause 17.

17.3	In the absence of evidence of an earlier receipt, a notice or other communication is deemed given:

17.3.1	if delivered personally, when delivered;

17.3.2	if sent by fax, when the fax machine of the sender prints out a confirmation of the successful dispatch of the message to the fax number of the recipient provided, however, that if this confirmation occurs at any time other than on a Business Day between 09:00 and 18:00 hours local time at the location of the recipient’s fax machine, such notice will be deemed to have been delivered at 10:00 hours local time at the location of the recipient’s fax machine on the first Business Day after the date of dispatch;

17.3.3	if sent by courier, at the end of the day shown as the day of the receipt;

17.3.4	if sent by registered post with on the fifth (5th) Business Day after the day when it was posted.

18.	DEFAULTS

18.1	No interest shall accrue or be payable to the Purchaser or the Companies if the Sellers fail to pay any amount payable by it under this Agreement when due.

18.2	In the event the Purchaser fails to pay the Initial Purchase Price or Second Payment in accordance with the terms of this Agreement, the Sellers shall provide the Purchaser with written notice of default of the relevant payment amount giving the Purchaser thirty (30) days to cure the default, failing which the Sellers may require the Purchaser to transfer the Shares to the Sellers for the amount of the Purchase Price paid by the Purchaser as at the date of default, less 20% or the sum of USD 100,000 whichever is lower shall be paid to the Sellers as agreed liquidated damages.

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19.	JOINT AND SEVERAL LIABILITY

19.1	Except for the obligation to transfer the Shares under Clause 2.1 which is several, the Sellers will be jointly and severally liable to the Purchaser with respect to their obligations under this Agreement.

19.2	The Sellers may only exercise their rights under this Agreement jointly.

20.	COSTS AND DISBURSEMENTS

20.1	Except as expressly provided to the contrary in this Agreement, each Party must bear all costs and expenses incurred by it in connection with the entering into, and performance of, this Agreement.

21.	ASSIGNMENT

21.1	Save as set out in Clause 21.2 and 21.3, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party.

21.2	The Purchaser may, without the consent of the Sellers, assign to any Purchaser's Group Companies the benefit of the whole or any part of this Agreement provided that if the assignee ceases to be a member of the Purchaser's Group it must before so leaving assign the benefit so far as assigned to it to another Purchaser's Group Companies.

21.3	Except as otherwise expressly provided in this Agreement, the Sellers may, without the consent of the Purchaser, assign to any Sellers' Group Companies the benefit of the whole or any part of this Agreement provided that if the assignee ceases to be a member of the Sellers' Group it must before so leaving assign the benefit so far as assigned to it to another Sellers' Group Companies.

22.	SEVERABILITY

22.1	The unenforceability or invalidity of any provision of this Agreement, in whole or in part, may not affect the enforceability or validity of the remainder of this Agreement.

23.	WHOLE AGREEMENT

23.1	This Agreement together with the exhibits, schedules, Disclosure Letter and other agreements referenced herein contains the whole agreement between the Parties relating to the subject matter of this Agreement at the Date of this Agreement to the exclusion of any non-mandatory terms implied by law and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

24.	AMENDMENTS AND WAIVERS

24.1	No amendment of this Agreement will be valid and effective unless in writing and signed by or on behalf of each of the Parties.

24.2	No failure to exercise and no delay on the part of any Party in exercising any right under this Agreement and no course of dealing between the Parties may be construed or operate as a waiver thereof, nor may any single or partial exercise of any right preclude any other or further exercise thereof, or the exercise of any other right.

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24.3	Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement may not be deemed to be a waiver of any subsequent breach or default and may in no way affect the other terms of this Agreement.

25.	FURTHER ASSURANCES

25.1	Each Party must take (or procure that a third party, as the case may be, takes) any action not expressly provided for in this Agreement which may be necessary or desirable for the consummation of the transfer of the Shares free of any Encumbrances or which otherwise may be necessary to give full effect to this Agreement.

26.	NET OF VAT AND TAX

26.1	All amounts payable under this Agreement are expressed net of VAT, which (to the All amounts payable under this Agreement) are expressed net of VAT, which must be paid in addition to such amounts in the rate applicable from time to time. Purchaser shall pay any stamp, transfer taxes or similar fees or expenses incurred in connection with the transfer of the Shares and shall indemnify and hold the Sellers harmless against same.

26.2	If a payment under this Agreement is subject to a deduction or withholding required by law, the sum due must be increased to the extent necessary to ensure that, after making of any deduction or withholding, the Party to whom the amount is due receives the sum equal to the sum it would have received had no deduction or withholding been made.

27.	NO RESCISSION

27.1	Neither Party may rescind or otherwise unilaterally terminate this Agreement other than due to the reasons expressly set out in this Agreement. The Parties expressly disapply all non-mandatory statutory provisions which may otherwise give either of the Parties the right to rescind this Agreement.

28.	LANGUAGE AND NUMBER OF COUNTERPARTS

28.1	This Agreement is executed in three (3) originals in the English language version, each Party receiving one (1) original.

29.	NO STRICT CONSTRUCTION

29.1	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

30.	GOVERNING LAW AND JURISDICTION

30.1	This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the state of New York without regard to its rules on conflict of law.

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30.2	The Parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement. If the matter is not resolved by negotiation within twenty (20) days the Parties will refer the dispute to mediation in accordance with the rules of the American Arbitration Association ("Mediation Rules"). Where the dispute is not solved by mediation, within the period of time prescribed by the Mediation Rules, the dispute shall be finally settled by arbitration in Vienna, Austria in accordance with the rules of the International Chamber of Commerce (ICC). The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with the rules of Arbitration of the International Chamber of Commerce (ICC) and the language to be used in the arbitral proceedings shall be English.

30.3	The Parties undertake and agree that all mediation and arbitral proceedings conducted with reference to this Clause 30 will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such mediation and/or arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights in connection with the dispute, or if obligated to do so pursuant to statute, regulation, a decision by an authority, a stock exchange agreement or similar.

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IN WITNESS of which this Agreement is signed by the Parties.

SIGNED:

KIT digital FZ-LLC

By:	/s/ Barak Bar-Cohen
Name: Barak Bar-Cohen
Title: Chief Executive Officer
Location: Prague

KIT digital, Inc.

By:	/s/ Barak Bar-Cohen
Name: Barak Bar-Cohen
Title: Chief Executive Officer
Location: Prague

Content Solutions International N.V.

By:	/s/ Petr Stránský
Name: Petr Stránský
Title: Company director
Location: Prague

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Schedule 4.4

	H2/2012 2012	H1/2013	H2/2013	H1/2014	H2/2014	H1/2015	H2/2015	H1/2016	H2/2016	SUM*
Revenues	$7,500,000	$8,560,000	$9,159,200	$9,800,344	$10,486,368	$11,220,414	$12,005,843	$12,846,252	$13,745,489	$91,823,910

Earnout payment	$1,650,000	$2,018,750	$2,018,750	$2,018,750	$2,018,750	$2,018,750	$2,018,750	$2,018,750	$2,018,750	$17,800,000

For avoidance of doubt, if during H1/2013, Purchaser and the Companies achieve aggregate revenues of only $7,000,000 then the Earn-Out payment actually due and payable will be $ 1,650,846.96 (i.e., $2,018,750 * (7.0/8.56)) and the unpaid $367,903.04 will result in an increase in the subsequent 7 periods to $2,071,307.58 (i.e., $2,018,750 + ($367,903.04/7). Alternatively, if during H1/2016, Purchaser and the Companies achieve aggregate revenues of only $10,000,000 then the Earn-Out payment actually due and payable will be $1,571,470.03 (i.e., $2,018,750 * ($10,000,000 /$12,846,252)) and the unpaid $447,279.97 will result in an increase in the subsequent 1 period to $2,466,029.97 (i.e., $2,018,750 + ($447,279.97/1).

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Schedule 5

COMPANIES

Name of Company	KIT digital Content Solutions s.r.o. ("KIT CZ")

Country of incorporation	Czech Republic

Date of Incorporation	7 June 2005

Registration number	Company identification number: 272 47 481; Section C, Insert 107427

Registered office	Czech Republic, Praha 4, Nusle, Na Hřebenech II 1718/10, postal code 147 00

Accounting Reference date	1 September to 31 August

Directors (names and addresses)	(i) Ing. Daniel Hromádko (ii) Gavin Alan Campion (not registered)

Issued Share Capital	CZK 6,000,000

Number of issued Shares	not applicable

Shareholders	(i) KIT DIGITAL Inc. (1%) (ii) KIT digital FZ-LLC (99%)

Name of Company	Digital Media Production a.s. ("DMP CZ")

Country of incorporation	Czech Republic

Date of Incorporation	30 December 1996

Registration number	Company identification number: 250 97 083; Section B, insert 4364.

Registered office	Czech Republic, Praha 4, Mečislavova 164/7, postal code 140 00

Accounting Reference date	Calendar year

Directors (names and addresses)	(i) Ing. Lubomír Celar (ii) Ing. Vít Komrzý (iii) Ing. Miroslav Kozel

Issued Share Capital	CZK 3,500,000

Number of issued Shares	125

Shareholders	KIT digital FZ-LLC (100%)

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Name of Company	BRICKBOX DIGITAL MEDIA Magyarország Korlátolt Felelösségü Társaság ("Brickbox Hungary")

Country of incorporation	Hungary

Date of Incorporation	21 January 2010

Registration number	Cg.01-09-932352

Registered office	Hungary, 1115 Budapest, Kelenföldi út 2.

Accounting Reference date	Calendar year

Directors (names and addresses)	Gavin Alan Campion

Issued Share Capital	HUF 500,000

Number of issued Shares	not applicable

Shareholders	KIT digital FZ-LLC (100%)

Name of Company	BRICKBOX DIGITAL MEDIA S.R.L. ("Brickbox Romania")

Country of incorporation	Romania

Date of Incorporation	11 August 2010

Registration number	RO 27268367

Registered office	Romania, Bucuresti, Str. Paleologu 24, sector 3, postal code: 30552

Accounting Reference date	Calendar year

Directors (names and addresses)	Robin Smyth

Issued Share Capital	RON 1,000

Number of issued Shares	100

Shareholders	KIT DIGITAL Inc. (1%) KIT digital FZ-LLC (99%)

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Name of Company	BRICKBOX Ltd. ("Brickbox UK")

Country of incorporation	United Kingdom

Date of Incorporation	16 May 2000

Registration number	03994938

Registered office	1 Innovation Close, York Science Park, YO10 5ZD York, United Kingdom

Accounting Reference date	31 December

Directors (names and addresses)	Gavin Alan Campion Robin Smyth

Issued Share Capital	GBP 1,000

Number of issued Shares	1,000

Shareholders	KIT digital FZ-LLC (100%)

Name of Company	Brickbox Research And Development s.r.o. ("Brickbox Research")

Country of incorporation	Czech Republic

Date of Incorporation	29 July 2008

Registration number	282 98 128

Registered office	Brno, Příkop 843/4, PSČ 602 00, Czech Republic

Accounting Reference date

Directors (names and addresses)	Ing. Daniel Hromádko, dat. nar. 9. dubna 1978

Issued Share Capital	200, 000 CZK

Number of issued Shares	Not applicable

Shareholders	KIT digital Content Solutions, s.r.o. (100%)

22

Name of Company	KIT Digital Sweden AB ("KIT Sweden")

Country of incorporation	Sweden

Date of Incorporation	13 September 2004

Registration number	556666-2135

Registered office	Sweden, Stockholm, Drottninggatan 92-94, 111 36

Accounting Reference date	Calendar year

Directors (names and addresses)	Gavin Alan Campion Kaleil Isaza Tuzman Robin Smyth

Issued Capital

Number of issued Shares

Shareholders

Name of Company	Kit Digital Egypt l.l.c. ("KIT Egypt")

Country of incorporation	Egypt

Date of Incorporation

Registration number	48651

Registered office	Egypt, 13, Al Gul Gamal St., El Mohandeseen

Accounting Reference date

Representative (names)	Robin Smyth Mohamed Mustapha Dieter Axel Ruther

Issued Share Capital	Limited Liability Company

Number of issued Shares	Ioko365, Inc. 50% of Shares KIT digital Czech Republic 50% of Shares

Shareholders	Ioko365, Inc. 50% of KIT digital Czech Republic

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Name of Company	International Digital Management LLC ("IDM US")

Country of incorporation	U.S.A.

Date of Incorporation	14 July 2008

Registration number	200819810100

Registered office	5340 W 102nd Street Los Angeles, CA 90045-6021 U.S.A. 1706 Morgan Ln, Redondo Beach, CA 90278

Accounting Reference date	Calendar year

Directors (names and addresses)	Not Applicable

Issued Share Capital	Not Applicable

Number of issued Shares	1,500 units

Shareholders	KIT digital FZ-LLC (15%) Brickbox UK (85%)

Name of Company	International Digital Management EOOD ("IDM Bulgaria")

Country of incorporation	Bulgaria

Date of Incorporation

Registration number	131332400

Registered office	Bulgaria, Sofia 1164, 2, James Bourchier Blvd.

Accounting Reference date	Calendar year

Directors (names and addresses)	Gavin Alan Campion Kaleil Isaza Tuzman Robin Smyth

Issued Share Capital	BGN 5,000

Number of issued Shares	100

Shareholders	KIT digital FZ-LLC (100%)

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Schedule 6

DISCLOSURE LETTER

In New York, NY 26 June 2012

Content Solutions International NV

Keizersgracht 62. 1015 CJ,

the Netherlands

Europe

Re: Disclosure Letter

This is the Disclosure Letter referred to in the Securities Purchase Agreement dated 26 June 2012 between Content Solutions International NV on the one hand and KIT digital, FZ-LLC and KIT digital, Inc. on the other hand ("SPA").

The capitalised terms in this letter have the meaning ascribed to them in the SPA.

The purpose of this letter is to disclose matters that may be relevant for you as buyers in relation to the Representations and Warranties of the Sellers, which will be qualified by the facts disclosed in this letter.

The inclusion of any fact or item in a section on this letter, which section requires the listing of a "material" item, is not deemed to be an admission or representation that the included item is "material."

Any heading on any section of this letter is inserted for convenience only and shall not create a different standard for disclosure than that provided for in the SPA.

Any item, document or disclosure contained in one section o r sections of this letter shall be deemed to also be disclosed in any other section or sections of this letter in which it is applicable, but only if it is reasonably apparent on the face of such other section or sections that such item, document or disclosure was applicable to such other section or sections.

Specific matters:

The following matters are disclosed specifically in relation to the individual representations and warranties of Sellers in the SPA:

Thank you

Yours sincerely

KIT DIGITAL, INC.	KIT DIGITAL, FZ-LLC

By:	By:

Name: Barak Bar Cohen	Name: Barak Bar Cohen

Title: Chief Executive Officer	Title: Chief Executive Officer

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Receipt acknowledged effective as of June 26. 2012 by:

CONTENT SOLUTIONS INTERNATIONAL NV

By:

Name: Petr Stránský

Title: Company Director

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Schedule 7

PURCHASER’S WARRANTIES

The Purchaser warrants to the Sellers that:

1.	The Purchaser has the power to enter into and to perform its obligations under this Agreement.

2.	All necessary or appropriate corporate, governmental or statutory approvals have been obtained by the Purchaser.

3.	This Agreement will, when executed, constitute legally valid and binding obligations, enforceable in accordance with its terms.

4.	The execution of this Agreement and the fulfilment of its obligations do not conflict with law or with the Purchaser's statutes, and do not constitute, and will not result in a breach of, any agreement to which it is a party, nor shall they conflict with any court, arbitration or administrative decision binding upon the Purchaser.

5.	There is no bankruptcy in respect of the Purchaser.

6.	There are no actions, suits or proceedings pending or threatened, in respect of the Purchaser that could have the effect of preventing, delaying or otherwise interfering with the transactions contemplated by this Agreement.

7.	The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

8.	The Purchaser has access to all funds necessary to pay the Purchase Price and related fees and expenses, and the Purchaser has the financial capacity to perform all of its other obligations under this Agreement.

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Schedule 9

SELLERS' WARRANTIES

1.	The Sellers

1.1	The Seller Dubai is duly incorporated and validly existing under the laws of the Dubai Technology and Media Free Zone, Dubai, United Arab Emirates.

1.2	The Seller US is duly incorporated and validly existing under the laws of the state of Delaware in the United States of America.

1.3	The Sellers have the power to enter into and to perform its obligations under this Agreement.

1.4	All necessary or appropriate corporate or statutory approvals have been obtained by the Sellers.

1.5	This Agreement will, when executed, constitute legally valid and binding obligations, enforceable in accordance with its terms.

1.6	The execution of this Agreement and the fulfilment of its obligations do not conflict with law or with the Sellers' organizational documents, and do not constitute, and will not result in a breach of, any agreement to which it is a party, nor shall they conflict with any court, arbitration or administrative decision binding upon the Sellers.

1.7	There is no bankruptcy in respect of the Sellers.

1.8	There are no actions, suits or proceedings pending or threatened, in respect of the Sellers that could have the effect of preventing, delaying or otherwise interfering with the transactions contemplated by this Agreement.

2.	Information

2.1	All information provided by, or on behalf of, the Sellers and the Companies to the Purchaser in the this Agreement, its Schedules and the Disclosure Letter is true, accurate, complete and not misleading in all material respects.

3.	Corporate

3.1	The Companies incorporation

(a)	The Companies are duly existing and its articles of association are in accordance with all applicable laws.

3.2	Powers of attorney

(a)	The Companies have given no power of attorney or any other authority (express or implied) which is still effective to any person to enter into any contract or commitment or to do anything on its behalf.

3.3	The Companies' documents, registers and minutes

(a)	The minutes from the Companies' bodies meetings have been duly kept under applicable law and are in the possession of the Companies.

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(b)	All material documents required by law to be delivered to or registered in public registries have been duly and correctly delivered or made on a timely basis.

(c)	The Companies operate and has always operated while owned by Sellers their respective business in accordance with their articles of association at the relevant time.

3.4	The Companies' board members and directors

(a)	Each director, member of the board of directors and supervisory board of the Companies have been properly appointed, re-appointed or removed from the office.

(b)	No director, member of the board of directors and supervisory board of the Companies have any unsettled or outstanding claim against the Companies.

3.5	The Companies' intra group relationships

(a)	Except for KIT CZ and Brickbox UK, the Companies have no subsidiaries.

(b)	The Companies are not a party to any control and/or profit transfer agreement.

(c)	The Companies have fully complied with all rules on intra group relationships, duties to disclose information about transactions effected with connected companies, and substantive rule enforcing fair dealings with connected companies.

(d)	Since the acquisition of the Companies by the Sellers, none of the Companies have been involved in a corporate or group restructuring, including by way of merger, de-merger or take-over of assets.

3.6	Insolvency

(a)	The Companies are not in bankruptcy.

3.7	Winding-up

(a)	No decision or resolution has been passed and no petition was filed for the winding-up the Companies.

3.8	The Shares

(a)	The Sellers are the legal owners of the Shares and have the right to exercise all voting and other rights over the Shares.

(b)	The Shares comprise the whole of the issued share capital of the Companies except as otherwise disclosed in Schedule 5.

(c)	The Shares have been properly and validly issued and are each fully paid.

(d)	To the knowledge of Sellers there has never been any contribution to the Companies' equity outside the registered capital.

(e)	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any of the Companies' shares.

(f)	There is no Encumbrance on, over or affecting any of the Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

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(g)	No rights, which may be detached from the Shares, have been detached and all such rights remain associated only with the Shares.

(h)	Subject to Clause 3.2.3, all consents for the transfer of the Shares have been obtained or will be obtained by the Formal Consummation Date.

(i)	The Shares have not been and are not listed on any stock exchange or regulated market.

4.	Assets

4.1	Save as set out in the Disclosure Letter, the Companies owned at the Accounts Date all the assets included in the Accounts.

4.2	The assets comprise all assets owned or otherwise used by the Companies to carry out their business except for (a) the accounting system of the Sellers and (b) those located in Los Angeles, California, London and in Prague which are to be transferred to the Purchaser or the Companies in accordance with the Agreement.

4.3	The Companies acquired all assets in compliance with applicable law and have with respect to such assets a full and valid legal title to them, a valid license to use them or a valid lease to such assets.

4.4	Except as contemplated by this Agreement, none of the assets owned by the Companies is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing, except that if the Companies own any property under a lease-purchase agreement they will be subject to Encumbrances in favour of the sellers thereof.

4.5	The Companies have not been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by the Companies as at the Accounts Date, must be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or payment in favour of another person.

5.	Real estate

5.1	The Companies do not own any real estate property.

5.2	The leases pursuant to which the properties are occupied by the Companies are, to the knowledge of the Sellers, valid and subsisting.

5.3	So far as the Sellers are aware none of the landlords have issued any written notices of breach in respect of the covenants, conditions and agreements contained in the leases relating to the leased properties and there are no breaches of the leases pursuant to which the properties are held (including, without limitation, the obligation to keep the properties in a good state of repair and condition).

5.4	In addition to the premises leased by the Companies, the Companies occupy the properties leased by the Sellers or their Affiliates and located in Prague, Na Hřebenech II, in London, Curzon Street, and in Singapore.

6.	Commercial

6.1	To the knowledge of Sellers, the Companies are not a party to or subject to any contract, transaction, arrangement, understanding or obligation which:

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(a)	is not in the ordinary and usual course of business;

(b)	is not wholly on an arm’s length basis;

(c)	is of a long term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six (6) months after the date on which it was entered into or undertaken or is incapable of termination in accordance with its terms by the Companies on six (6) months’ notice or less);

(d)	is of a loss-making nature (that is, known to be likely to result in material loss on completion or performance);

(e)	cannot readily be fulfilled or performed without undue or unusual expenditure of money or effort; or

(f)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

6.2	To the knowledge of Sellers, the Companies are not party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement.

6.3	The Companies are, or have agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Companies have no liability or obligation except for the payment of annual subscription or membership fees).

6.4	There are no existing contracts, arrangements or understandings between the Companies and the Sellers or any person who is or was a shareholder in the Companies or any other member of the Sellers' Group or any person connected with any of them; except for any employment or acquisition related contracts or obligations of Sellers, including without limitation options granted by Sellers.

6.5	The Companies are not party to any contract, arrangement or understanding with any current or former employee or current or former director of the Companies or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business; except for any employment or acquisition related obligations of Sellers, including without limitation options granted by Sellers.

6.6	No person is entitled to receive from the Sellers any finder’s fee, brokerage or other commission in connection with the acquisition of the Shares and the Seller has not entered into any agreement providing for the Companies to be obligated to pay any such fees or commissions.

6.7	To the knowledge of Sellers:

(a)	all the agreements, licences and concessions of whatever nature to which the Companies are a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with in all material respects by the Companies and ,to the best of the Sellers' knowledge, by each other party to such agreements;

(b)	there are no grounds for termination of any of such agreements or matters referred to in Paragraph (a) above and no notice of termination or of intention to terminate has been received in respect of any of them.

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6.8	To the knowledge of the Sellers, neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to:

(a)	cause the Companies to lose the benefit of any right or privilege they presently enjoy;

(b)	cause any person who normally does business with or gives credit to the Companies not to continue to do so on the same basis;

(c)	prejudicially affect the attitude or action of customers, suppliers, employees and other persons with regard to the Companies;

(d)	result in a breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which the Companies are a party.

6.9	Incentives and donations

(a)	The Companies while owned by the Sellers have not obtained any incentive or subsidy in relation to its business or investment, which could be re-claimed if its conditions are not met.

(b)	The Companies while owned by the Sellers have neither incurred any political expenditure nor made any political donation nor is under any commitment to do so.

6.10	Product liability

(a)	The Companies have not designed, manufactured, sold, distributed or supplied products or services which are, or were, or are likely to become, or are alleged to be, faulty, defective or contaminated, or which do not comply with any warranties or representations expressly or impliedly made by the Companies, or with any relevant law.

(b)	There have not been any product recalls, reworks or post-sale warnings issued by the Companies or by agents acting on its behalf relating to any product designed, manufactured, distributed, sold or supplied by it nor any internal investigation or consideration by the Companies of or decision concerning whether or not to do so.

7.	Anti-competitive arrangements

7.1	The Companies are not and has not been a party to any agreement, arrangement, concerted practice, business practice or course of conduct which:

(a)	is or was subject to notification, registration or requires or required approval or individual exemption under the Council Regulation EC 139/2004 ("Regulation") or any merger regulation in any jurisdiction in which the Companies carries on business or has assets or sales, or any other applicable national competition law;

(b)	infringes Article 81 or 82 (formerly Articles 85 and 86) of the Treaty establishing the European Community or any other antitrust or similar law in any jurisdiction in which the Companies carries on business or has assets or sales;

(c)	is or has been subject to any notification or application for negative clearance, exemption, early guidance, guidance or a decision made to the Commission of the European Communities or any competition authority under any applicable national competition law; or

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(d)	is invalid or unenforceable (whether in whole or in part) or may render the Companies liable to proceedings under any such legislation as is referred to in Paragraphs above.

7.2	The Companies have not given any undertaking and no decision or order has been made, against or in relation to the Companies pursuant to any antitrust or similar legislation in any jurisdiction in which the Companies carries on business or has assets or sales.

7.3	No investigation, request for information, or statement of objections or similar matter has been carried out or, as the case may be, received from any court, tribunal, governmental, national or supra-national authority in respect of the Companies.

7.4	The Companies have not received any unlawful state aid.

8.	Accounts

8.1	General

To the knowledge of Seller Dubai, the Accounts:

(a)	have been prepared on a proper and consistent basis in accordance with the Accounting Standards and law and using methods which are consistent with those used in the preparation of each of the accounts of the Companies for any accounting period falling wholly or partly within the period of one (1) year ended on the Accounts Date;

(b)	correctly state the assets and liabilities of the Companies and give a true and fair view of the state of affairs of the Companies as at the Accounts Date and of the profit or loss of the Companies for the period ended on the Accounts Date or in respect of the periods for which they were prepared;

(c)	contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise) of the Companies as at the Accounts Date;

(d)	fully provide for all bad and doubtful debts as at the Accounts Date;

(e)	are not affected by any unusual or non-recurring items; and

(f)	have been duly filed in accordance with applicable law.

In the Accounts reasonable provision has been made for redundant, obsolete, unsaleable, deteriorated or slow moving stocks;

8.2	Indebtedness, loans and bank accounts

(a)	The Companies does not have outstanding any indebtedness for borrowed money or any money raised (other than those truly and fully described in the Disclosure Letter and Schedule 11) including money raised by promissory note or debt factoring or any liability (whether present or future) in respect of any guarantee or indemnity.

(b)	The Companies have not lent any money which has not been repaid to them nor do they own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its business.

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(c)	There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between the Companies and any current or former employee, current or former director or any current or former consultant of the Companies or any person connected with any of such persons or in which any such person is interested (whether directly or indirectly).

8.3	Accounting records. To the knowledge of Seller Dubai:

(a)	The Companies' accounting records are up-to-date, in its possession or under its control and fully and accurately completed in accordance with law and the Accounting Standards.

(b)	The Companies have and after the Date of this Agreement will retain access to their accounting records and all related documents.

8.4	Capital commitments

Except as disclosed in the Accounts, the Companies have not made or agreed to make any, or otherwise incurred, any commitment involving a capital expenditure.

8.5	Derivative transactions and promissory notes

(a)	The Companies do not have outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.

(b)	The Companies have not issued, nor are or may become liable under, promissory notes or bills of exchange.

9.	Changes from the Accounts Date

9.1	Since the Accounts Date, to the knowledge of the Sellers:

(a)	the Companies have carried on its business in the ordinary and usual course and without any interruption or alteration in the nature, scope or manner thereof;

(b)	Companies have not acquired or disposed of any asset, assumed any liability, made any payment or entered into any other transaction which was not in the ordinary course of its business and for full value;

(c)	the Companies have paid its creditors within the times agreed with them and no debt owed by the Companies have been outstanding for more than 90 days;

(d)	there has been no material deterioration in the financial position or prospects of the Companies;

(e)	no event has occurred which would entitle any third party to call for the repayment of indebtedness of the Companies before the normal maturity date;

(f)	no dividend or other distribution of profits or assets has been agreed, declared, made or paid by the Companies;

(g)	the Companies have not settled any existing litigation;

(h)	no resolution of the Companies' general meeting has been adopted.

10.	Tax

10.1	General

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(a)	The Companies have duly made and filed with the Tax authority all returns, provided all information and maintained all records in relation to Tax as they are required to make, provide or maintain.

(b)	The Companies have fully complied on a timely basis with all notices served on them and any other requirements lawfully made of them by any Tax authority.

(c)	No return (and nothing in a return) has been disputed or is yet to be determined by, or is subject to an agreement with, a Tax authority.

(d)	The Companies are not and do not expect to be involved in a dispute in relation to Tax.

(e)	The Companies have not been subject to any investigation, audit or visit by any Tax authority and there is no fact or circumstance, which would suggest that any such investigation, audit or visit should be expected in the next twelve (12) months.

(f)	The Companies have properly operated the system for payments on account of Tax on the income it pays (or has paid in the past) to their employees and have complied with each reporting obligation in connection with benefits provided for the Companies' directors and employees.

10.2	Secondary liability

(a)	To the knowledge of Sellers, no event has occurred, which could result in the Companies becoming liable for Tax, which is primarily or directly chargeable against a third person or which is charged by reference to the income or gains of a third person.

(b)	The Companies will not incur any income or profit that would be subject to Tax as a result of the transaction contemplated by this Agreement.

(c)	The Companies are not liable for or in connection with Taxes payable by a third party whether as a guarantor, a joint and several creditor, or otherwise.

10.3	Payments

(a)	The Companies have paid all Tax which they have become liable to pay and are not liable to pay, and have never been liable to pay, a penalty, penalty interest or similar penalty payment in connection with Tax. No penalties due to unpaid Tax are threatened.

10.4	Tax residence

(a)	The Companies are and has always been resident only in the country of their incorporation for Tax purposes. The Companies have no permanent establishment for Tax purposes in any other country, and are not registered, subject to or liable to Tax in any other country.

(b)	The Companies are not liable to pay, and have at no time incurred any liability to, Tax chargeable under the laws of any jurisdiction other than the country of their incorporation.

10.5	VAT

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(a)	The Companies are duly registered for the purposes of VAT in the country of their incorporation.

(b)	The Companies have no permanent establishment for VAT purposes outside the country of their incorporation.

(c)	The Companies have complied with law concerning VAT, including the making due and accurate returns and payments and the maintenance of records.

(d)	The Companies have not made any exempt supplies in the current or preceding VAT year applicable to them and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them.

10.6	VAT on import and duties

The Companies have paid all VAT payable on the import of goods and all customs and excise duties payable to any Tax authority in respect of any asset (including, without limitation, trading stock) imported or owned by the Companies.

10.7	Tax relieves

No relief (whether by way of deduction, reduction, write-off, exemption, postponement, payment in instalments, allowance or otherwise) from, against, or in respect of any Taxation has been claimed and/or given to the Companies which could or might be effectively withdrawn, postponed, restricted, clawed back, or otherwise lost as a result of any act, omission, event or circumstance arising or occurring in the ordinary course of business.

10.8	Arm's length dealings

(a)	The Companies are not and have not been a party to or otherwise involved in a transaction, agreement or other arrangement other than by way of a bargain at arm's length.

(b)	No transactions or arrangements involving the Companies have taken place or are in existence which is such that any provision relating to transfer pricing might be invoked by a Tax authority.

11.	Employees

11.1	General

(a)	There is no employment contract between the Companies and any of its Employees which cannot be terminated by the Companies by three (3) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(b)	All agreements with the Employees are based on a standard agreement with no unusual terms and conditions.

(c)	No proposal, assurance or commitment has been communicated to any person regarding any change to the terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice.

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(d)	The Companies have not incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for unlawful dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee.

(e)	None of the Employees is subject any secondment arrangement.

11.2	No remuneration increase

The Companies are not obliged to increase the remuneration paid to the Employees. Since the Accounts Date there was no increase in the remuneration paid to the Employees by the Companies.

11.3	Trade unions and work councils

The Employees are not organised in any form of trade union and the Companies have no works council, staff association or other body representing employees established.

11.4	Collective Agreements

The Companies are not a party to any collective agreement or arrangement.

11.5	Loans to Employees

The Companies have not made or promised loan or any advances to any of the Employees.

11.6	No consultancy or similar arrangements

There are no consultancy agreements or agreements similar to employment agreements between the Companies and any person.

11.7	Incentive schemes

The Companies does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its Employees.

11.8	Social and health contributions

(a)	The Companies have duly deducted and accounted for all amounts which they have been obliged to deduct in respect of Taxation and, in particular, have properly deducted Taxation, including all social and health insurance statutory and mandatory contributions to the social and health insurance authorities, from all payments made or treated as made to its employees or former employees, and accounted to the relevant Tax authority for all Taxation deducted by them and for all Taxation chargeable on benefits provided for their employees or former employees.

(b)	The Companies have not been liable to pay a penalty, penalty interest or similar penalty payment in connection with all social and health insurance statutory and mandatory contributions to the social and health insurance authorities.

(c)	There is no fact or circumstance by reason of which the Companies are likely to become liable to pay any social and health insurance statutory and mandatory contributions or any penalty, penalty interest or similar penalty relating thereto for the period ending on the Date of this Agreement.

11.9	Pensions

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The Companies are not committed towards its employees to operate, maintain or contribute into any employee pension, social or other similar fund or scheme in addition to the statutory system.

12.	Compliance with law and licences

12.1	Neither the Companies nor any of their officers, agents, employees or persons in similar positions (during the course of their duties) has done or omitted to do anything which is a contravention of any law, regulation or the requirements of any regulatory body giving rise to any fine, penalty, other liability or sanction on the part of the Companies and no complaints have been received in respect of such matters.

12.2	The Companies have valid and effective licences necessary to perform their business and have complied in all material respects with all terms and conditions of those licences. To the knowledge of Sellers, the licences will remain valid and effective as result of transactions contemplated by this Agreement.

13.	Litigation

13.1	Neither the Companies nor to the knowledge of Sellers any person for whose acts the Companies are liable are involved whether as claimant, defendant nor other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation nor arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

13.2	No claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened in writing by or against the Companies or, to the knowledge of Sellers, a person for whose acts the Companies are liable.

13.3	To the knowledge of Sellers, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration against the Companies or a person for whose acts the Companies are liable.

13.4	The Companies or their assets are not subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, or in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

14.	Intellectual Property

14.1	Each of the Companies is:

(a)	The sole owner, holder or registered proprietor (where it is capable of registration) of; and/or

(b)	Entitled to use, either under binding and enforceable licence agreements or otherwise under statutory law,

all Intellectual Property Rights that are required in connection with the conduct of its activities as presently carried on and as expected to be carried on in the future.

14.2	All Intellectual Property Rights owned and/or used by the Companies are valid and in full force and effect; they are not pledged, given as security or subject to any Encumbrance, except as specified in the Disclosure Letter.

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14.3	To the knowledge of Sellers, none of the licence agreements to which the Companies are a party will or is likely to be terminated by the other party by virtue of this Agreement. All parties to such licence agreements to the knowledge of Sellers have fully complied with all obligations set out therein and no disputes have arisen or are foreseeable in connection with such licence agreements. Neither the Companies, nor to the knowledge of Sellers any third party is in breach of any such licence agreement. All licence agreements to which the Companies are a party which are subject to any registration requirements have been duly registered.

14.4	To the knowledge of Sellers, none of the activities, processes, or products of the Companies or any licensee authorized by the Companies infringe, or could be in conflict with, any Intellectual Property Rights of any other person and no claim has been made against the Companies or any such licensee in respect of such infringement.

14.5	To the knowledge of Sellers, none of the Intellectual Property Rights owned and/or used by the Companies are being used by, or are being or have been claimed, disputed, opposed or attacked by any other person.

14.6	Neither the Sellers nor the Companies are aware of any unauthorised use by any person of any Intellectual Property Rights owned and/or used by the Companies.

14.7	No name or mark identical or similar to the Intellectual Property Rights owned and/or used by the Companies (other than marks owned by KIT digital, Inc. or its affiliates) have been registered or is being used by any person in the same or similar business as the business of the Companies in the countries in which the Companies have registered or is using such name or mark.

14.8	To the knowledge of Sellers, nothing has been done or omitted to be done, whether by the Companies or by any person, which would jeopardise the validity, enforceability or subsistence of any Intellectual Property Rights owned and/or used by the Companies or any licence agreements to which the Companies are a party.

14.9	Except in the ordinary course of business and on a strictly confidential basis, no disclosure has been made of any of the confidential information, know-how, technical processes, financial or trade secrets or customer or supplier lists of the Companies.

14.10	The Companies do not use any software products, materials or IT systems which incorporate, contain, or use in any manner (in whole or in part) any open source materials.

15.	Computer Systems

For the purposes of this Paragraph:

"Hardware" means any computer equipment used by or for the benefit of the Companies at any time but excluding all Software;

"Software" means any set of instructions for execution by microprocessor used by or for the benefit of the Companies at any time, irrespective of application, language or medium.

15.1	The Hardware has been satisfactorily maintained and supported and has the benefit of an appropriate maintenance and support agreement.

15.2	Except for accounting and similar records and software owned or maintained Sellers, where any of the records of the Companies are stored electronically, the Companies are the owner of all hardware and software licences necessary to enable them to keep, copy, maintain and use such records in the course of its business and do not share any hardware or software relating to the records with any person.

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16.	Insurance

16.1	All the assets of the Companies which are capable of being insured have at all material times been and are insured for amounts and with deductibles and excesses reasonably regarded as adequate taking into account the size and operations of the Companies and the jurisdictions in which the operations of the Companies are carried on against risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

16.2	The Companies have at all material times been and are adequately (taking into account the size and operations of the Companies and the jurisdictions in which the operations of the Companies are carried on) covered against accident, physical loss or damage, confiscation or expropriation of any such assets by any foreign government, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such companies.

16.3	In respect of the insurances referred to in Paragraph 16.1 all the policies are in full force and effect

16.4	In respect of the insurances referred to in Paragraph 16.1 all premiums have been duly paid to date.

16.5	No act, omission, misrepresentation or non-disclosure by or on behalf of the Companies have occurred which makes any of these policies invalid or unenforceable.

16.6	There has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

16.7	No insurance claim in excess of USD 100,000 is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

16.8	Since May 1, 2012 no claim has been refused or settled below the amount claimed.

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